EXHIBIT 11.0

(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

	For the Year Ended December 31, (a)
BASIC	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Income from continuing operations	$572,723	$537,632	$455,042	$310,920	$170,177
Gain (loss) from discontinued operations, net of tax	—	—	27,253	—	(601,146)
Cumulative effect of change in accounting principles, net of tax	—	—	(252,194)	(12,001)	—

Net income (loss) applicable to common shares	$572,723	$537,632	$230,101	$298,919	$(430,969)

Applicable Shares for Computation of Net Income (Loss) Per Share:
Weighted average common shares outstanding	419,235	437,020	435,790	430,983	426,166

Net Income (Loss) Per Common Share—Basic:
Income from continuing operations	$1.37	$1.23	$1.04	$0.72	$0.40
Gain (loss) from discontinued operations	—	—	0.06	—	(1.41)
Cumulative effect of change in accounting principles	—	—	(0.58)	(0.03)	—

Net income (loss) per common share	$1.37	$1.23	$0.52	$0.69	$(1.01)

(a)	As more fully described in Note 14 to the consolidated financial statements, the Consumer Software segment, which was comprised primarily of Learning Company, was reported as a discontinued operation effective March 31, 2000, and the consolidated statements of income were reclassified to segregate the operating results of the Consumer Software segment.

EXHIBIT 11.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

	For the Year Ended December 31, (a)
DILUTED	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Income from continuing operations	$572,723	$537,632	$455,042	$310,920	$170,177
Gain (loss) from discontinued operations, net of tax	—	—	27,253	—	(601,146)
Cumulative effect of change in accounting principles, net of tax	—	—	(252,194)	(12,001)	—

Net income (loss) applicable to common shares	$572,723	$537,632	$230,101	$298,919	$(430,969)

Applicable Shares for Computation of Net Income (Loss) Per Share:
Weighted average common shares outstanding	419,235	437,020	435,790	430,983	426,166
Weighted average common equivalent shares arising from:
Dilutive stock options	3,858	5,211	5,355	4,765	960
Stock subscription and other warrants	—	—	147	418	—

Weighted average number of common and common equivalent shares	423,093	442,231	441,292	436,166	427,126

Net Income (Loss) Per Common Share—Diluted:
Income from continuing operations	$1.35	$1.22	$1.03	$0.71	$0.40
Gain (loss) from discontinued operations	—	—	0.06	—	(1.41)
Cumulative effect of change in accounting principles	—	—	(0.57)	(0.03)	—

Net income (loss) per common share	$1.35	$1.22	$0.52	$0.68	$(1.01)

(a)	As more fully described in Note 14 to the consolidated financial statements, the Consumer Software segment, which was comprised primarily of Learning Company, was reported as a discontinued operation effective March 31, 2000, and the consolidated statements of income were reclassified to segregate the operating results of the Consumer Software segment.